Exhibit 10.6

Confidential Treatment Requested by The Telx Group, Inc.

FIRST AMENDMENT OF SUBLEASE

THIS FIRST AMENDMENT OF SUBLEASE (this “First Amendment”), made and entered into as of the 17th day of January, 2008, by and between XO COMMUNICATIONS SERVICES, INC., a Delaware corporation, with offices located at 13865 Sunrise Valley Drive, Suite 400, Herndon, Virginia 22071 (“Sublandlord”), and TELX - NEW YORK, LLC, a Delaware limited liability company (successor-in-interest to Colo Properties, Inc.), with offices located at 17 State Street, 33rd Floor, New York, New York 10004 (“Subtenant”).

W I T N E S S E T H:

WHEREAS, pursuant to an Agreement of Sublease (the “Original Sublease”), dated as of July 14, 2006, Sublandlord subleased to Colo Properties, Inc. (“Colo”), and Colo hired and took from Sublandlord, that certain portion of the Ninth Floor Premises (as defined in the Original Sublease) located in the building (the “Building”) known as 60 Hudson Street, New York, New York, which Ninth Floor Premises is more particularly depicted on Exhibit “A” attached hereto and made a part hereof, consisting of approximately Thirteen Thousand (13,000) square feet of rentable area (such portion of the Ninth Floor Premises depicted on Exhibit “A” being referred to herein as the “Original Premises”; the portion of the Ninth Floor Premises totaling Seventeen Thousand (17,000) square feet of rentable area, not being subleased to Subtenant being referred to herein as the “Retained Ninth Floor Premises”; the Original Sublease, as modified by this First Amendment, being referred to herein as the “Sublease”);

WHEREAS, on September 17, 2007, Colo assigned all of its right, title and interest in and to the Original Sublease to Subtenant and Subtenant assumed all of Colo’s obligations thereunder; and

WHEREAS, Sublandlord desires to sublease to Subtenant, and Subtenant desires to hire and take from Sublandlord, the Retained Ninth Floor Premises depicted on Exhibit “A” attached hereto on the terms and conditions contained herein (the Original Premises and the Retained Ninth Floor Premises, collectively, the “Subleased Premises”).

WHEREAS Sublandlord and Subtenant wish to amend the Sublease as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and obligations herein contained, the parties hereby agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed thereto in the Original Sublease.

2. Effective Date. The term (the “Term”) for the Retained Ninth Floor Premises commences on the date (the “Effective Date”) upon which the Consent (as defined in Article 16 hereof) is executed by Overlandlord, Sublandlord and Subtenant, and which Term expires on May 13, 2013, unless sooner terminated as provided in the Sublease or pursuant to applicable laws.

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3. Premises. As of the Effective Date, Sublandlord hereby subleases the Retained Ninth Floor Premises to Subtenant, and Subtenant hereby hires and takes the Retained Ninth Floor Premises from Sublandlord, and for all purposes under the Sublease and for the remainder of the Term of the Sublease, the Retained Ninth Floor Premises are deemed part of the Subleased Premises, with a total of Thirty Thousand (30,000) rentable square feet.

4. Rent: Taxes, Other Charges, License Fees.

(a) Rent. For the period from the Effective Date through May 13, 2013, “Fixed Rent” means the following for those periods listed below (it being agreed that Subtenant shall pay the Fixed Rent for the Retained Ninth Floor Premises only from and after the Effective Date):

PERIOD	MONTHLY BASE RENT	ANNUAL BASE RENT
5/1/07 – 4/30/08	[***]	[***]
5/1/08 – 4/30/09	[***]	[***]
5/1/09 – 4/30/10	[***]	[***]
5/1/10 – 4/30/11	[***]	[***]
5/1/11 – 4/30/12	[***]	[***]
5/1/12 – 5/14/13	[***]	[***]

(b) Taxes. Commencing on the Effective Date and continuing throughout the remainder of the Term, Subtenant’s Proportionate Share of taxes and all other charges payable in respect of the Subleased Premises is deemed to be One Hundred Percent (100%).

(c) License Fees. For the period from the Effective Date through May 13, 2013, the License described in Article 11 below, and all rights and licenses granted thereunder, is at “no fee” to Sublandlord except to the extent otherwise expressly provided herein.

5. Use/Condition of Premises/Demising Wall/Alterations prior to the Effective Date/Cooperation/Inapplicable Provisions.

(a) Subtenant shall use and occupy the Retained Ninth Floor Premises solely for communications network colocation, operations and interconnection facility, as may be limited in the Overlease and by the Consent, and in accordance with the uses permitted under applicable zoning regulations, and shall not use the Retained Ninth Floor Premises for any other purpose. Subtenant shall not use or occupy the Retained Ninth Floor Premises for any unlawful purpose.

(b) Subtenant has examined the Retained Ninth Floor Premises, is aware of the physical condition thereof, and, Subtenant agrees to take the Retained Ninth Floor Premises in its “as is” condition on the Effective Date. Subtenant acknowledges and agrees that (i) Sublandlord has not made and does not make any representations or warranties of any kind whatsoever as to the physical condition of the Retained Ninth Floor Premises, the use to which the Premises may be put, or any other matter or thing affecting or relating to the Retained Ninth Floor Premises, except as specifically set forth in this First Amendment; (ii) Sublandlord has no obligation whatsoever to perform any work in order to prepare the Retained Ninth Floor

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Premises for Subtenant’s occupancy thereof pursuant to this First Amendment except to deliver vacant and exclusive possession of the Retained Ninth Floor Premises in broom clean condition on the Effective Date; (iii) in no event whatsoever is Sublandlord to be liable for any latent defects in the Retained Ninth Floor Premises or in any of its contents; (iv) acceptance of the Retained Ninth Floor Premises by Subtenant is to be construed as recognition that the Retained Ninth Floor Premises are in a good state of repair and in sanitary condition; and (v) except for Sublandlord’s gross negligence or willful misconduct or Sublandlord’s failure to perform its obligations under the Overlease or the Sublease, Sublandlord is not liable for any losses or damages incurred by Subtenant due to the failure by Overlandlord to provide for or the failure of operation of the heating, cooling or other utility equipment or due to the necessity of repair of same.

(c) Subtenant acknowledges and agrees that the removal of the demising wall is an alteration to which the provisions of the Sublease and Overlease apply, and that Subtenant is responsible to remove the demising wall, at its sole cost and expense, it being agreed that Sublandlord gives its consent to the removal of such wall subject to Overlandlord’s consent rights, if any, under the Overlease. Subtenant shall have the right to perform alterations in the Subleased Premises prior to the Effective Date on the terms and conditions with respect to alterations contained in Article 6 hereof, it being agreed that if Overlandlord does not grant the Consent, then Subtenant, at its cost and expense, shall promptly remove any such alterations and restore the applicable portion of the Subleased Premises to its condition immediately prior to the performance of such alterations, including but not limited to the replacement of the demising wall. In connection with the performance of any such alterations: (i) Subtenant shall indemnify and hold harmless Sublandlord from and against all costs, liabilities, losses and damages in connection with such alterations, including, without limitation, reasonable attorneys’ fees and disbursements, and (ii) Subtenant shall not adversely affect any Sublandlord equipment or property contained in the Subleased Premises in connection with the performance of any such alterations.

(d) Sublandlord, at Subtenant’s cost and expense, shall cooperate with Subtenant in connection with obtaining the Landmark Preservation Commission approval of the location of additional air-cooled HVAC units and any other third-party approvals required in connection with such units.

(e) As of the Effective Date, the following provisions in the Original Sublease are hereby deemed inapplicable to the Subleased Premises: Article 5, clauses (c), (d), (e), (f), (g), (h), (j), (k), (1), (m), and (n) and the reference to the Joint Management Agreement in clause (e).

6. Subtenant Alterations. Subtenant shall not make any alterations, installations, improvements, additions or other physical changes in or about the Subleased Premises, including but not limited to the Retained Ninth Floor Premises (“Subtenant Alterations”) without first obtaining the written consent of Sublandlord and, to the extent required by the Overlease, of Overlandlord, with respect thereto. Sublandlord agrees to cooperate with Subtenant, at no cost to Sublandlord, in order to obtain such consent, including, without limitation, submitting plans and specifications on behalf of Subtenant. Subtenant shall perform all Subtenant Alterations, at Subtenant’s sole cost and expense, and in accordance with the applicable provisions of the

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Overlease and the written consent of Sublandlord, and if applicable, Overlandlord. In the event that Subtenant elects to move Sublandlord’s equipment from its present location to another location in the Premises, Subtenant shall perform the relocation at its sole cost and expense and under Sublandlord’s supervision, or Sublandlord can elect to perform the move at Subtenant’s cost and expense.

7. Fiber Distribution Bays. Sublandlord retains the right to use the fiber distribution bays (ditel boxes/fiber boxes/fiber troughs) (the “Fiber Distribution Bays”) that are presently located in the area outside of that area that is intended to be the caged area as more particularly described on Exhibit “B” attached hereto and made a part hereof and the right to continue to pull Sublandlord’s own fiber through and directly into the Sublandlord’s cage at no additional fee or charge, but pursuant to Subtenant’s standard, reasonable and non-discriminatory rules and regulations. In addition, Sublandlord has the right to install an additional four (4) four inch (4”) conduits running from the Fiber Distribution Bays to the Building risers.

8. Maintenance and Repairs.

(a) Subtenant assumes responsibility for:

(i) all maintenance obligations and operations for those generators directly supporting Subtenant’s operations;

(ii) all repairs and maintenance of the improvements and equipment, including but not limited to, generators, power supply, fire suppression system, HVAC and common areas;

(iii) providing Sublandlord with all necessary support and services to ensure that Sublandlord can properly and safely operate the Node, such support and services to be at Subtenant’s standard rates;

(iv) maintaining the ambient temperature of the Premises at 72-78 degrees; and

(v) providing Sublandlord with 24/7/365 access to any and all of Sublandlord’s property located within the Subleased Premises.

(b) Sublandlord, at its cost and expense, shall maintain and operate the Node and any DC power plant installed by Sublandlord and the Fiber Distribution Bays described in Article 7 above, provided that Subtenant shall provide electrical service and power to the Node and any such DC power plant on the terms and conditions set forth in Article 9 below.

9. Electricity. As of the Effective Date, Subtenant assumes all obligations for the provision of electrical power to the Subleased Premises, including but not limited to the provision of electrical power to the Node, and in furtherance of that assumption, Subtenant shall (a) accept, as of the Effective Date, transfer of the account and the submeter in respect of the Premises, and (b) make available to Sublandlord in the Node, electrical power as follows: AC amps @ $30 per Amp and DC amps @ $25 per Amp. Sublandlord agrees that Subtenant shall be entitled to the entire electrical capacity afforded Sublandlord under the Overlease with respect to

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the Subleased Premises. If Subtenant requires additional electrical service, then Sublandlord, at Subtenant’s cost and expense, shall cooperate with Subtenant in working to obtain from or through Overlandlord any additional electrical capacity needed by Subtenant in the Subleased Premises. Notwithstanding any other provision of this Original Sublease to the contrary, Subtenant shall indemnify and hold harmless Sublandlord from and against all costs, liabilities, losses and damages incurred or suffered by Sublandlord in connection with any monetary or other obligations to Overlandlord or the electrical utility in respect of the electrical capacity afforded to the Subleased Premises.

10. Fuel Tanks. Sublandlord retains the ownership of the fuel tank(s). No later than December 31, 2008, Sublandlord and Subtenant shall enter into an agreement regarding the fuel tank and fuel system, to include all necessary rights and obligations in respect of the maintenance and repair the fuel tank, fuel pump, fuel risers and related risers and certain electrical boxes licenses, and on such terms and conditions and at such a fee rate, as the parties shall mutually agree, acting reasonably. Such agreement, upon its completion and execution by each of Sublandlord and Subtenant, shall be deemed annexed to this First Amendment as Exhibit “C” attached hereto and made a part hereof.

11. License.

(a) Subtenant hereby licenses to Sublandlord the following licenses and rights for the remainder of the Term of the Sublease (such licenses and rights, individually and collectively, “License”):

(i) The right of access to, and to occupy, on an exclusive basis, approximately five hundred (500) square feet of space in the Subleased Premises as depicted on Exhibit “B” attached hereto (“Node Space”);

(ii) The non-exclusive license and right including but not limited to the right of access, and to install (including caging), operate, maintain, repair, replace and upgrade (collectively “Work”) fiber optic cable, co-axial cable, copper wiring and any and all other transmission medium and associated equipment, including dual redundant connections (the “XO Facilities”) so as to connect to Sublandlord’s infrastructure located in and on the Building; and

(iii) Such other rights as the parties agree, acting reasonably, are necessary to ensure that Sublandlord is able to continue its business operations in the Building, notwithstanding that Sublandlord no longer occupies any portion of the Premises on the Ninth Floor of the Building.

(iv) The right to the amount of electrical power specified in Article 9 hereof.

(b) Sublandlord is solely responsible for all costs or expense associated with the operation of the Node in its present location, including but not limited to, caging and the securing of the Node. Subtenant is solely responsible for all costs or expense associated with the relocation, placement and establishment of the Node in any other location than that which the Node presently occupies, including but not limited to, relocating, caging and the securing of the Node.

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(c) In the event that Sublandlord elects to place a DC power plant for Sublandlord’s own use in the Subtenant’s mechanical area, then Subtenant shall, upon request from Sublandlord, provide Sublandlord with not less than one hundred (100) square feet in, or adjacent to, Subtenant’s DC Plant & Battery Room, as depicted on Exhibit “A”. Sublandlord is solely responsible for all costs or expense associated with the placement of the DC power plant, including but not limited to, relocating, caging and the securing of the DC Power Plant.

(d) No later than twelve (12) months prior to the date of expiration of the Sublease, Sublandlord and Subtenant shall enter into a new license agreement, to include all of the rights and licenses set forth in clauses (a), (b) and (c) above, to be effective from the date of expiration of the Sublease, with such duration and renewal options, and on such other terms and conditions and at such a fee rate, as the parties shall mutually agree, acting reasonably.

12. Sublease. Not Assignment. Notwithstanding anything contained herein, this First Amendment shall be deemed to be a modification of a sublease for and of the Premises and not an assignment, in whole or in part, of Sublandlord’s interest in the Overlease.

13. Expenses; Broker; Attorney Fees. Each party will be responsible for its own expenses in connection with all matters relating to the transactions proposed herein and if for any reason the proposed transactions are not consummated, neither party is responsible for any of the other parties’ costs or expenses. However, Sublandlord is not responsible for any brokers’ commissions or fees nor any attorneys fees incurred by or payable to Landlord in respect of the transactions proposed herein.

14. Sale and Purchase of Equipment. The parties agree to buy and sell the assets (“Assets”) described on Schedule “I” attached hereto and made a part hereof, on the terms and conditions set forth herein.

(a) The purchase price of the Assets is One Million Eight Hundred Thousand Dollars ($1,800,000) (the “Purchase Price”) payable as follows:

(i) $200,000 on the Effective Date,

(ii) $400,000 thirty (30) days after the Effective Date

(iii) The balance paid in three equal payments of $400,000 each, on April 1, 2008, August 1, 2008 and November 1, 2008.

(iv) All payments to be made by wire transfer starting on the Effective Date, pursuant to the wiring instructions set forth herein as Schedule II attached hereto and made a part hereof.

(b) Upon the Effective Date, Subtenant shall deliver to Sublandlord:

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(i) the sum of Two Hundred Thousand Dollars and 00/100 Cents ($200,000.00) (the “Asset Price”); and

(ii) the Bill of Sale, in the form annexed as Exhibit “D” attached hereto and made a part hereof (the “Bill of Sale”) signed by Subtenant.

(c) Upon the Commencement Date, Sublandlord shall deliver to Subtenant:

(i) the Bill of Sale, signed by Sublandlord; and

(ii) certificates of title (if any) to the Assets.

(d) Within a reasonable time, but no later than forty-five (45) days, following receipt of the Asset Price, Sublandlord shall:

(i) assign to Subtenant any and all guaranties, warranties, certificates, rights and privileges relating to the Assets, if any, and to the extent in effect on the Closing Date; and

(ii) deliver to Subtenant any documentation and manuals related to the Assets; and

(iii) pay any and all sales taxes or other transaction related taxes due in connection with the sale of the Assets to Subtenant.

(e) Sublandlord conveys the Assets to Subtenant in their “as is”, “where-is” condition, without any representation or warranty of any kind or nature whatsoever, except Sublandlord represents and warrants that it owns the Assets free and clear of all liens, charges and encumbrances and that the Bill of Sale shall transfer good and marketable title thereto, free and clear of all liens, charges and encumbrances whatsoever.

(f) The parties acknowledge and agree that the obligations set forth under Article 23 of the Sublease are deemed to have been performed, and no further actions are required by either party in respect of those provisions.

(g) If Subtenant fails to pay any amount as set forth in Section 14(a) (ii) above within five (5) days after any such amount becomes due and payable, Subtenant shall pay to Sublandlord a late charge of five percent (5%) of the amount then due and unpaid. In addition, any such late payment shall bear interest from the date such amount became due and payable to the date of payment thereof by Subtenant at the per annum interest rate listed as the base rate on corporate loans at large U.S. money center commercial banks as published from time to time under “Money Rates” in the Wall Street Journal plus three percent (3%) but in no event greater than the maximum rate permitted by law. In the event the Wall Street Journal ceases to publish such rates, Sublandlord shall choose at Sublandlord’s sole discretion a similar nationally known and recognized publication that publishes such rates. Such late charge and interest shall be due and payable within two (2) days after written demand from Sublandlord. Notwithstanding any other provision of the Sublease to the contrary, in the event that Sublandlord uses the services of an attorney in order to enforce the provisions of this Section 14(g), Subtenant shall reimburse Sublandlord upon demand for any and all attorneys’ fees and expenses so incurred by Sublandlord.

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15. Extinguishment of Right of First Offer. Article 7 of the Sublease is hereby deleted in its entirety.

16. Conditions Precedent. Subtenant hereby acknowledges and agrees that this First Amendment is subject to and conditioned upon obtaining the written consent of Overlandlord as provided in the Overlease, which consent shall be in the standard form that Overlandlord customarily delivers for its consent to a subletting in the Building (the “Consent”), and which Consent shall otherwise be reasonably acceptable to Sublandlord and Subtenant, and Sublandlord shall reasonably cooperate with Subtenant, at Subtenant’s sole cost and expense, in the procurement of the Consent.

17. Various Operating Provisions.

(a) Subtenant shall have the right, without obtaining Sublandlord’s consent, to place signage in the Subleased Premises identifying Subtenant (or any of its approved subtenants, assignees or licensees) upon obtaining Overlandlord’s consent therefor to the extent required (it being agreed that if Overlandlord consents to any such signage, then Sublandlord shall be deemed to have consented to such signage).

(b) Sublandlord, at Subtenant’s cost and expense, shall provide reasonable assistance to Subtenant in connection with Subtenant’s obtaining any necessary permits and approvals in connection with Subtenant’s use of, and operation in, the Subleased Premises, including, without limitation, assistance in obtaining any approvals required for the installation of additional air-cooled air conditioning units to be installed in the Subleased Premises.

18. Broker. Each party covenants, warrants and represents to the other party that it has had no dealings, conversation or negotiation with any broker other than Williams Real Estate Co., Inc. (“Broker”) concerning the execution and delivery of this First Amendment. Each party hereto agrees to indemnify and hold harmless the other party against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and disbursements, arising out of its respective representations and warranties contained in this Article 18 being untrue. Subtenant shall pay any brokerage commissions due to Broker pursuant to a separate agreement between Subtenant and Broker, and shall pay any other amounts payable under any other arrangements it has with any other parties in respect of this First Amendment and the Original Sublease. The provisions of this Article 18 shall survive the expiration or earlier termination of the Term.

19. Miscellaneous.

(a) The address for all notices to Sublandlord is as follows:

(i) XO Communications, 14811 N. Kierland, Blvd, Suite 300, Scottsdale, AZ 85254 Attn: License and Access Contract Administrator; and

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(ii) XO Communications, 13865 Sunrise Valley Drive, Suite 400, Herndon, Virginia 22071, Attention: General Counsel.

(b) This First Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

(c) Subtenant hereby ratifies and confirms its obligations under the Sublease and represents and warrants to Sublandlord that it has no defenses thereto. Additionally, Subtenant further confirms and ratifies that, as of the date hereof, (i) the Sublease is and remains in good standing and full force and effect, and (ii) Subtenant has no claims, counterclaims, set-offs or defenses against Sublandlord arising out of the Sublease or in any way relating thereto or arising out of any other transaction between Sublandlord and Subtenant. Sublandlord hereby ratifies and confirms its obligations under the Sublease and represents and warrants to Subtenant that it has no defenses thereto. Additionally, Sublandlord further confirms and ratifies that, as of the date hereof, (i) the Sublease is and remains in good standing and full force and effect, (ii) Sublandlord has no claims, counterclaims, set-offs or defenses against Subtenant arising out of the Original Sublease in any way relating thereto or arising out of any other transaction between Sublandlord and Subtenant, (iii) Sublandlord has not sent notice of any claims, offsets or defenses against Overlandlord under the Overlease.

(d) Except as expressly amended by this First Amendment, all the terms, covenants, and conditions of the Sublease remain in full force and effect. In the event of any conflict between the provisions of this First Amendment and the Sublease, the provisions of this First Amendment shall control.

IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment of Sublease as of the day and year first above written.

XO COMMUNICATIONS SERVICES, INC., Sublandlord

By:	/s/ Deborah Landesman
Name:	Deborah Landesman
Title:	Vice President, National Real Estate

TELX - NEW YORK, LLC, Subtenant

By:	/s/ J. Todd Raymond
Name:	J. Todd Raymond
Title:	President

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